Exhibit (d)(2)

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT,

dated the 16th day of October, 2023,

between

THE 2023 ETF SERIES TRUST II

and

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each of the Funds in accordance with the following fee schedule:

Fund	Rate	Effective Date
GMO U.S. Quality ETF	0.50%	October 16, 2023
GMO International Quality ETF	0.60%	October 28, 2024
GMO International Value ETF	0.60%	October 28, 2024
GMO U.S. Value ETF	0.50%	October 28, 2024
GMO Systematic Investment Grade Credit ETF	0.25%	October 28, 2024
GMO Beyond China ETF	0.65%	October 28, 2024
GMO Horizons ETF	0.25%	August 20, 2025
GMO Dynamic Allocation ETF	0.50%	August 20, 2025
GMO Domestic Resilience ETF	0.50%	August 20, 2025
GMO Ultra-Short Income ETF	0.20%	August 20, 2025
GMO Power Infrastructure ETF	0.60%	June 30, 2026

THE 2023 ETF SERIES TRUST II,
on behalf of the Fund(s) listed in this Schedule A

By:	/s/ Douglas Y. Charton
Name: Douglas Y Charton
Title: Secretary
Date: June 30, 2026

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ Douglas Charton
Name: Douglas Charton
Title: Counsel
Date: June 30, 2026

Originally Executed: October 16, 2023

Amended: October 28, 2024 (to add five new Funds to the Schedule)

Amended: August 20, 2025 (to add four new Funds to the Schedule)

Amended: June 30, 2026 (to add one new Fund to the Schedule)